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                                                                    EXHIBIT 23.1

               Consent of Ernst & Young LLP, Independent Auditors

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Massey Energy Company for the registration of $132 million of 4.75% convertible senior notes due 2023 and to the incorporation by reference therein of our report dated March 26, 2003, with respect to the consolidated financial statements and schedule of Massey Energy Company included in its Annual Report (10-K), as amended, for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

Richmond, Virginia
July 17, 2003